NEWS RELEASE

GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX — GLG	January 27, 2005

GLAMIS SETS THE RECORD STRAIGHT IN CIRCULAR SUPPLEMENT

January 27, 2005 — Reno, Nevada — Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) reported today that it has filed with securities authorities a Supplement to its Dissident Proxy Circular that addresses various inaccuracies and misleading statements included in recent public pronouncements by Goldcorp. The Supplement has been mailed in advance of the special meeting of Goldcorp shareholders, now delayed until February 10, 2005.

Included with both the Dissident Circular and Supplement is a form of proxy on BLUE paper. Glamis is soliciting proxies from Goldcorp shareholders to vote “NO” on the resolution to approve the proposed Goldcorp take-over bid for Wheaton River Minerals Ltd. Defeating the resolution allows Goldcorp shareholders to accept Glamis’ superior take-over bid and is a condition of that premium offer.

“Goldcorp shareholders have not been getting the facts from Goldcorp. From the beginning of this process, Glamis has been focused on providing Goldcorp shareholders a choice in the future of their company, and we will continue to ensure that shareholders can make that decision based on accurate information,” said Kevin McArthur, President and Chief Executive Officer of Glamis. “We continue to meet with both institutional and individual Goldcorp shareholders in the United States, Canada and Europe, and we continue to receive very strong support.”

Commenting on the recent Fairvest recommendation, Mr. McArthur added, “We recognize that Fairvest is noted for its expertise in matters involving corporate governance, and identified in its report multiple deficiencies with respect to the Goldcorp/Wheaton River transaction. But for mining and financial valuations, we understand that investors have in the past and will continue to rely on their own analysis and the recommendations of investment research analysts who know the mining sector, many of whom support our offer. Additionally, we note that Fairvest also recommended on January 24, 2005 to its clients that they vote in favour of the Glamis resolution allowing the Glamis offer for Goldcorp to proceed, to be voted upon on February 9, 2005.”

The Glamis Supplement provides the facts on several important issues:

Goldcorp is Focused on the Past, But Future Performance Drives Value. Based on an average of estimates provided in reports by various independent research analysts, a Glamis/Goldcorp combination provides significant financial benefits to Goldcorp shareholders, including:

•	12.6% accretion to net asset value per share

•	58% expected cash flow per share growth from 2005 to 2007

•	83% expected earnings per share growth from 2005 to 2007

Additionally, based on gold reserves of Glamis and Goldcorp at December 31, 2003, the Glamis/Goldcorp combination is also 24% accretive to gold reserves per share for Goldcorp shareholders, significantly enhancing Goldcorp shareholders’ leverage to the price of gold.

A Pure Gold Company is a Superior Investment.

A Glamis/Goldcorp combination is a pure gold play, while a Goldcorp/Wheaton River combination includes significant copper exposure. Pure gold companies receive a superior valuation multiple from the market. For example, based on a BMO Nesbitt Burns research report dated January 10, 2005, pure gold producers such as Glamis and Goldcorp trade at an average price of 24.7 times estimated 2005 cash flow per share. In contrast, because its major asset is a copper mine with a gold by-product, Wheaton River trades at an average price of 11.8 times estimated 2005 cash flow per share. It is unreasonable for Goldcorp to gamble that Wheaton River’s assets will be valued differently in a combined company, and shareholders should consider the impact to the valuation of their shares by the addition of Wheaton River.

The Glamis Offer Provides a Premium.

Glamis is offering Goldcorp shareholders a significant premium, which is currently reflected in the Goldcorp share price which has risen to reflect the Glamis offer. If Goldcorp shareholders approve the Wheaton River transaction, Glamis expects this increase in Goldcorp’s share price to evaporate, with Goldcorp shareholders losing the premium currently reflected in the value of their shares. Based on the current Goldcorp share price, the Wheaton River transaction requires Goldcorp to pay a significant premium to Wheaton River shareholders.

Glamis Provides Quality Assets and Outstanding Growth.

Glamis’ high quality mining assets, when combined with the expected growth at Goldcorp’s Red Lake mine, will produce opportunities for enhanced valuations. Glamis’ newly commissioned El Sauzal mine is now built and in full production, and the Marlin project is ahead of schedule, fully permitted and financed and is expected to be in full production this year. With the Glamis/Goldcorp combination, Goldcorp shareholders will be able to participate in real, near term growth and exploration potential offered by the Marigold and El Sauzal mines and the Marlin and Cerro Blanco development projects.

Glamis Provides Accomplished and Committed Management.

A Glamis/Goldcorp combination will deliver a professional, operations-oriented management team led by Glamis’ CEO, Kevin McArthur, an experienced mining professional with 25 years operating and management experience in both open pit and underground mines, and a successful record of delivering and integrating accretive acquisitions as CEO. A Goldcorp/Wheaton River combination will install Ian Telfer as CEO. Mr. Telfer has no proven experience in building mines or running a company that has successfully built multiple mines, a challenge which faces Wheaton River.

Glamis Gold Ltd. is a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. The Company remains 100 percent unhedged.

VOTE PURE GOLD
VOTE NO TO WHEATON RIVER
VOTE TODAY

Safe Harbor Statement: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements.” Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed a take-over bid circular and dissident proxy circular together with any related documents to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com

Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations

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